SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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    Huttig Building Products, Inc.

(Name of Registrant as Specified In Its Charter)

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555 Maryville University Dr.

Suite 400

St. Louis, Missouri 63141

March 16, 2018

Dear Huttig Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Huttig Building Products, Inc. (“Annual Meeting”), to be held at 8 a.m., local time, on Tuesday, April 24, 2018 at the “Westwood” conference room of the St. Louis Marriott West, located at 660 Maryville Centre Drive, St. Louis, Missouri 63141.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our Annual Report for fiscal year 2017 accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,

Jon P. Vrabely
President and Chief Executive Officer

Huttig Building Products, Inc.

555 Maryville University Dr.

Suite 400

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2018

March 16, 2018

Huttig Building Products, Inc. will hold its 2018 annual meeting of stockholders (the “Annual Meeting”) on Tuesday, April 24, 2018 at 8 a.m., local time at the “Westwood” conference room of the St. Louis Marriott West, located at 660 Maryville Centre Drive, St. Louis, Missouri 63141 for the following purposes:

1.	To elect two directors to each serve a three-year term expiring in 2021;

2.	To approve, by a non-binding advisory vote, the compensation paid to our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

The Board of Directors has fixed February 26, 2018 as the record date for the purpose of determining stockholders entitled to notice of and to vote at the Annual Meeting and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting at our executive offices at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141.

In order to assure a quorum, it is important that stockholders, who do not expect to attend the meeting in person, fill in, sign, date and return the enclosed proxy card in the accompanying envelope, or use the Internet address or toll-free telephone number set forth on the enclosed proxy card to vote their shares. Any stockholder attending the meeting may vote in person even if that stockholder has previously returned a proxy. If you plan to attend the meeting in person, please bring proper identification and proof of ownership of your shares.

By Order of the Board of Directors,

Jon P. Vrabely
President & Chief Executive Officer

HUTTIG BUILDING PRODUCTS, INC.

555 Maryville University Dr.

Suite 400

St. Louis, Missouri 63141

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2018

The Board of Directors of Huttig Building Products, Inc. (“Huttig” or the “Company”) is soliciting the enclosed proxy for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at the “Westwood” conference room of the St. Louis Marriott West, located at 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Tuesday, April 24, 2018 at 8 a.m., local time, and at any adjournments or postponements thereof. Shares represented by the enclosed proxy, when properly executed, returned prior to the Annual Meeting and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated on a proxy for a particular matter that is properly executed and returned prior to the Annual Meeting and not revoked, the shares represented by the proxy will be voted “For” each nominee for election as a director, “For” the proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to its named executive officers, and “For” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018, as the case may be. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy.

The first date on which this Proxy Statement, the enclosed proxy card and the 2017 Annual Report are being sent to the Company’s stockholders entitled to notice of and to vote at the Annual Meeting is on or about March 16, 2018.

Only shareholders as of February 26, 2018 (the “Record Date”) are entitled to attend the Annual Meeting. Each shareholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2018

This Proxy Statement and the 2017 Annual Report to Stockholders are available at www.edocumentview.com/HBP.

How to Vote

Stockholders may vote by marking their proxy, dating and signing it and returning it to the Corporate Secretary in the enclosed envelope. As an alternative to using the written form of proxy, stockholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Stockholders may revoke proxies at any time prior to the voting of the proxy by (a) providing written notice to the Company, (b) submitting a new later-dated proxy via the Internet, telephone or by mail, or (c) voting in person at the Annual Meeting.

Special Voting Rules for Participants in Huttig’s 401(k) Plan

If you participate in the Huttig Building Products, Inc. Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive one proxy with respect to all of your shares of Huttig stock registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to each registered name for which you have an account. Shares of Huttig common stock (“Common Stock”) held in the 401(k) Plan will be voted by The Prudential Investment Company of America, as trustee of the 401(k) Plan, as directed by 401(k) Plan participants.

Participants in the 401(k) Plan should indicate their voting instructions for each action to be taken at the Annual Meeting on the Huttig proxy. All voting instructions from the 401(k) Plan participants will be kept confidential. If a participant fails to vote, the Huttig shares allocated to such participant will be voted in accordance with the pro-rata vote of the participants in the 401(k) Plan who did provide voting instructions to the trustee.

Outstanding Shares and Required Votes

As of the close of business on February 26, 2018, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had issued and outstanding 25,988,578 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. At the Annual Meeting, a quorum will be present if at least a majority of the total number of outstanding shares of our Common Stock are present, either in person or represented by proxy.

Directors will be elected by a plurality of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Votes may be cast in favor of a director nominee or withheld, and the nominees receiving the highest number of favorable votes will be elected as directors of the Company. Because at this year’s Annual Meeting, there are as many nominees (two) as there are directors to be elected (two), a director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many withheld votes are cast for that director.

The advisory approval of the compensation paid by the Company to its named executive officers and the ratification of the appointment of KPMG LLP each require the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are counted as present or represented for purposes of determining whether a quorum is present at the meeting. Stockholders may abstain from voting on any or all proposals expected to be brought before the meeting except for the election of directors. For the matters other than the election of directors, abstentions do not count as votes cast for or against a matter and, therefore, will not affect the outcome of the voting with respect to such matters at the meeting. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

A broker non-vote occurs with respect to a particular matter when a broker returns a proxy card but does not vote on the matter because the broker does not have the discretionary authority to do so in the absence of voting instructions from the beneficial owner. Brokers have discretionary authority to vote on Item 3, the ratification of the appointment of KPMG LLP; however, brokers do not have discretionary authority to vote on the election of directors or on any of the other items to be considered at the Annual Meeting if the broker does not receive voting instructions from you. Broker non-votes do not count as votes cast for or against a matter or as shares “entitled to vote,” and therefore will not affect the outcome of the voting at the Annual Meeting.

Householding of Materials

In some instances, only one copy of this Proxy Statement or the 2017 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of this Proxy Statement or the 2017 Annual Report, as applicable, to any stockholder at your address. If you wish to receive a separate copy of this Proxy Statement or the 2017 Annual Report, you may call us at 314-216-2600 or send a written request to 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141, Attn: Corporate Secretary. Alternatively, stockholders sharing an address who now receive multiple copies of this Proxy Statement or the 2017 Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board” or “Board of Directors”) is currently comprised of seven members and is divided into three classes, with each class holding office for staggered three-year terms. At the Annual Meeting, Donald L. Glass and Delbert H. Tanner, if elected, will hold office until the 2021 annual meeting of stockholders. If properly voted prior to the Annual Meeting, and not revoked, the enclosed proxy will be voted for the election of these directors unless a stockholder indicates that a vote should be withheld with respect to any or all of such nominees. The election of each nominee has been recommended by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any of the nominees shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such replacement nominee, if any, as may be recommended by the Board of Directors.

The Board unanimously recommends a vote “FOR” the election of Messrs. Glass and Tanner as directors for a three year term expiring in 2021.

Please review the following information regarding Messrs. Glass and Tanner, and the other directors continuing in office.

Director Nominees for Election at the Annual Meeting

DONALD L. GLASS

Age 69. Director since 2004. Retired. President and Chief Executive Officer of The Timber Company (timber producer) from 1997 to 2001. Executive Vice President of Georgia-Pacific Corporation (building products manufacturer) from 1996 to 2001. Mr. Glass’s qualifications to serve on the Board include his executive experience with a large public company in the building products industry, including his experience as the chief executive officer of one of its operating units.

DELBERT H. TANNER

Age 66. Chairman. Director since 2001. Retired. Chief Executive Officer of Anderson Group, Inc. (manufacturer of welding equipment and industrial fans) from 2005 to 2007. President and Chief Executive Officer of RMC Industries Corporation (ready-mix concrete and building materials producer) from 2002 to 2005. Chief Operating Officer and Executive Vice President of RMC Industries Corporation in 2002 and

Senior Vice President of RMC Industries Corporation from 1998 to 2002. Mr. Tanner’s qualifications to serve on the Board include his experience as the chief executive officer of a multi-national equipment manufacturer and of a large cement and buildings material producer.

Continuing Directors

Directors Whose Terms Expire in 2019

JON P. VRABELY

Age 53. Director since 2007. President and Chief Executive Officer of the Company since 2007. Vice President, Chief Operating Officer of the Company from 2005 to 2007. Mr. Vrabely’s qualifications to serve on the Board include his extensive knowledge of the Company’s operations, strategy and financial position through his service as our President and Chief Executive Officer, as well as through his prior positions in his 18 years of service with the Company.

PATRICK L. LARMON

Age 65. Director since 2015. President and Chief Executive Officer of Bunzl North America since 2004. Executive Director of Bunzl plc., an international distribution and outsourcing group headquartered in London and director of Bodycote, plc, a metal heat treating company. Mr. Larmon held various other management positions in Bunzl North America from 1990 to 2003. Mr. Larmon was Executive Vice President and part owner of Packaging Products Corporation from 1984 to 1990 when it was acquired. Mr. Larmon’s qualifications to serve on the Board include his executive experience in a large public company in the distribution industry, his financial expertise, and his experience on other public company boards.

JAMES F. HIBBERD

Age 53. Director since 2015. Chief Executive Officer of Basic Electric Solutions Team since July 2017. Senior Vice President Strategy, Business Transformation and Mergers & Acquisitions for Rexel North America (distributor of electrical and communications products) from January 2016 to March 2017. Senior Vice President and Chief Executive Officer of Gexpro Electrical Distribution, a division of Rexel Holdings USA Corp. from 2012 to 2016. Mr. Hibberd held various leadership positions at General Electric Supply and other General Electric affiliates prior to joining Rexel in 2006. Mr. Hibberd’s qualifications to serve on the Board include his executive experience in a large international distribution company, including his experience as the chief executive officer of one of its operating units.

Directors Whose Terms Expire in 2020

GINA G. HOAGLAND

Age 53. Director since January 2016. Chairman of Collaborative Strategies, Inc., a consulting firm that provides board development, strategy and succession planning services, since 2017 and, previously, CEO since 1993. President and owner of Trademark Wines (Missouri-based distributor of beverage alcohol) since July 2016. Ms. Hoagland’s qualifications to serve on the Board include her experience serving as Chairman of the Board of Directors of Triad Bank and her extensive experience as an advisory member of the Board of Directors of the following distribution and manufacturing companies: Major Eagle Inc. / Eagle Brands, Inc., G.M. Johnson Companies, Inc., Duke Manufacturing Company, Essex Industries Inc., ATRO Engineered Systems, Inc., Anova Furnishings, Inc., Morgan Distributing and FairCom.

J. KEITH MATHENEY

Age 69. Director since 2004. Managing member of Matheney and Matheney, CPAs PLLC (accounting and tax consulting) since 2004. Executive Vice President of Louisiana Pacific Corporation (forest products manufacturer) from 2002 to 2003 and Vice President from 1997 to 2002. Formerly a director of Pope & Talbot, Inc. (a forest products company). Mr. Matheney’s qualifications to serve on the Board include his executive experience in a large public company in the building products industry, his financial expertise and his experience on another public company board, including audit committee experience.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director or nominee. None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Stock Market Rule 5250(b)(3) of The NASDAQ Market LLC (“NASDAQ”), where the Company’s Common Stock is listed.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors is currently comprised of seven directors. The Board of Directors held 5 meetings and 10 separate Committee meetings in 2017. For their respective terms on the Board, each director attended at least 100% of the aggregate of all fiscal year 2017 meetings of the Board and each Committee on which he or she served. The Company’s directors are encouraged to attend the Annual Meeting. All of the Company’s then-current directors attended the 2017 annual meeting of stockholders.

Director Independence

On an annual basis, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more of the directors, the Board of Directors evaluates the independence of the directors and determines if each director qualifies as an “independent director” as defined under the listing requirements of NASDAQ on which the Company’s Common Stock is listed. After carefully considering all relevant facts and circumstances, the Board of Directors has affirmatively determined that six of the Company’s seven directors, Ms. Hoagland and Messrs. Hibberd, Larmon, Glass, Matheney and Tanner, are independent in accordance with the standards established by NASDAQ. The Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Vrabely does not meet the NASDAQ independence standards for a director because he is an executive officer of the Company.

The Board of Directors has also affirmatively determined that:

•	each member of the Audit Committee qualifies as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934, as amended, and the rules of the U.S. Securities Exchange Commission (“SEC”) thereunder, as well as NASDAQ’s independence rules relating to audit committees; and

•	each member of the Management Organization and Compensation Committee meets the independence requirements of the SEC and NASDAQ’s corporate governance listing standards.

Corporate Governance

The Company has adopted Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.huttig.com. Information on, or accessible through, the Company’s website is not a part of, and is not incorporated into, this Proxy Statement. The Company intends to post on its website any amendments to, or waivers from, its Code of Business Conduct and Ethics within four business days of such amendment or waiver.

The Nominating and Governance Committee is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Governance Committee reviews the Company’s corporate governance practices to ensure that (a) they comply with applicable laws, (b) they continue to reflect what the Nominating and Governance Committee believes are best practices, and (c) they promote the best interests of the Company and its stockholders.

Board Leadership Structure

The Board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer at this time. Mr. Delbert H. Tanner, a non-employee independent director, serves as Chairman, and Mr. Jon P. Vrabely serves as the President and Chief Executive Officer. Separating the Chairman position and the Chief Executive Office position allows the Chief Executive Officer to focus on setting the strategic direction of the Company and on our day-to-day business, and allows the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While the Company’s Amended and Restated By-laws (“bylaws”) and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time. The Board retains the discretion to assess whether the positions should be combined or separated at any given time based upon its evaluation of, among other things, the composition of the Board and the circumstances facing the Company.

Board Role in Risk Oversight

The Board believes that an important part of its responsibilities is to review the Company’s assessment of the major risks the Company faces and its policies for monitoring and controlling these risks. The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. Management regularly reports to the Audit Committee on the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure. The Management Organization and Compensation Committee oversees the risks relating to the Company’s compensation policies and practices, as well as management development and leadership succession. It believes it has allocated executive compensation among base salary and short and long term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Board, as a whole, examines specific business risks as part of its regular strategic reviews. In addition, management periodically reviews with the Board matters of particular importance or concern, including any significant areas of risk that warrant Board attention.

Board Committees

The Board of Directors has four standing Committees: (1) Executive, (2) Audit, (3) Management Organization and Compensation, and (4) Nominating and Governance. The Executive Committee meets when a quorum of the full Board of Directors cannot be readily obtained. In 2017, the Executive Committee held one meeting.

Except for the Executive Committee, which operates under the authority set forth in our bylaws, each of the Committees operates under a written charter adopted by the Board of Directors. All of the Committee charters are available on the Company’s website at www.huttig.com. Information on, or accessible through, the Company’s website is not a part of, and is not incorporated into, this Proxy Statement.

The current memberships of the four standing committees of the Board of Directors follow:

Executive Committee	Audit Committee	Management Organization & Compensation Committee	Nominating & Governance Committee
Jon P. Vrabely*	J. Keith Matheney*	Donald L. Glass*	Delbert H. Tanner*
Donald L. Glass	James F. Hibberd	Gina G. Hoagland	Donald L. Glass
J. Keith Matheney	Patrick L. Larmon	Patrick L. Larmon	James F. Hibberd
Delbert H. Tanner		Delbert H. Tanner	Gina G. Hoagland

*	Chairman

Audit Committee

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibility with respect to the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and its internal auditors, the Company’s compliance with legal and regulatory requirements and the Company’s risk assessment and risk management policies. The Audit Committee has the sole authority to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee meets periodically with representatives from the Company’s internal auditors and independent auditors separate from management. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics and for administering and enforcing the Company’s accounting and auditing compliance procedures adopted in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with the independent auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also received a report on the quality control procedures of the independent auditors, as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing, and results of the internal audit examinations. The Audit Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope and the independent auditors’ examination of the financial statements.

The Board of Directors has determined that Messrs. Matheney and Larmon meet the requirements of an “audit committee financial expert” as defined in regulations of the SEC. During 2017, the Audit Committee held 5 meetings.

The report of the Audit Committee is included under “Report of the Audit Committee” in this Proxy Statement.

Management Organization and Compensation Committee

The Management Organization and Compensation Committee oversees the Company’s compensation plans and practices, including its executive compensation plans and director compensation plans, reviews and evaluates the performance of the Chief Executive Officer, reviews with the Chief Executive Officer his evaluation of the performance of other members of senior management, administers the Company’s restricted stock and other stock-based compensation plans and programs, reviews management development and succession planning policies and produces the annual report on executive compensation for inclusion in the Company’s annual proxy statement. During 2017, the Management Organization and Compensation Committee held 3 meetings.

The report of the Management Organization and Compensation Committee on executive compensation is included under “Compensation Committee Report” in this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s duties include assisting the Board by identifying individuals qualified to become members of the Board, recommending to the Board the director nominees for election at the next annual meeting of stockholders of the Company, advising the Board with respect to Board composition and procedures, advising the Board with respect to corporate governance principles and overseeing the evaluation of the Board. During 2017, the Nominating and Governance Committee held one meeting.

Director Qualifications and Nominating Procedures

The Company’s Corporate Governance Guidelines provide that the Board should generally have between seven and eleven directors, a substantial majority of whom must qualify as independent directors as defined under the listing standards of NASDAQ. The Corporate Governance Guidelines provide that a director who serves as the Company’s Chief Executive Officer should not serve on more than two other public company boards, other directors should not serve on more than four other public company boards and members of the Audit Committee should not serve on more than two other public company audit committees.

The Board seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. The Board will consider potential director candidates proposed by other members of the Board and management and those potential director candidates properly proposed by our stockholders. From time to time, the Nominating and Governance Committee may retain search firms or other advisors to assist it in recruiting the best available director candidates for the Company.

Although the Company does not have a formal written diversity policy for the Board, the Board determines the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time, with the objective of having a Board with adequately diverse backgrounds and experiences in light of the circumstances existing at that time. The Board evaluates each individual in the context of that individual’s potential contribution to the Board as a whole with the objective of recommending a collective group that can best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment and allow the Board as a whole to benefit from the group’s varying backgrounds and experiences. The Board applies the same criteria to all candidates that it considers, including any candidates properly submitted by our stockholders.

To have a candidate considered by the Board, a stockholder must submit the recommendation in writing to the Company addressed to the Office of the Corporate Secretary at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141 and must provide the following information, in addition to any other information required in the Company’s bylaws:

•	The candidate’s name, age and business and residence address;

•	The candidate’s principal employment or occupation;

•	The class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the candidate;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed confirmation of the candidate’s willingness to serve on the Board;

•	A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the candidate;

•	The class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder, and the length of time of such ownership; and

•	The stockholder’s name and record address.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Board will consider such candidates in connection with annual elections of directors or the filling of any director vacancies. Any stockholder nominations for the 2019 annual meeting of stockholders, together with the information described above, must be submitted in accordance with the procedures described under “Miscellaneous — Next Annual Meeting; Stockholder Proposals” in this Proxy Statement.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Committee or any Chairman of any Committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or Committee, correspondence should be addressed to the Board of Directors or any such individual director or group or Committee by either name or title. All such correspondence should be sent to the Company “c/o Corporate Secretary” at 555 Maryville University Dr., Suite 400, St. Louis, Missouri 63141. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corporatesecretary@huttig.com.

The office of the Corporate Secretary will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive or irrelevant material will be forwarded promptly to the addressee. To the extent that the communication involves a request for information, such as an inquiry about the Company or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or Committee, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or Committee to which the envelope or e-mail is addressed.

Compensation of Directors

Shown below is information concerning the compensation for service as a director for each member of our Board of Directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Delbert H. Tanner	$110,000	$40,000	$150,000
Donald L. Glass	$70,000	$40,000	$110,000
James F. Hibberd	$64,000	$40,000	$104,000
Gina G. Hoagland	$57,500	$40,000	$97,500
Patrick L. Larmon	$69,000	$40,000	$109,000
J. Keith Matheney	$74,500	$40,000	$114,500
Jon P. Vrabely(3)	—	—	—

(1)	Non-employee directors receive the following cash compensation, as applicable:

Annual retainer — Chairman of the Board	$85,000
Annual retainer — Other Board members	$35,000
Annual retainer — Audit Committee chairman	$10,000
Annual retainer — Other Audit Committee members	$1,500
Annual retainer — Management Organization and Compensation Committee chairman	$8,000
Annual retainer — Executive Committee members	$2,000
Meeting fee	$2,500

(2)	Non-employee directors are also granted an annual award of restricted stock valued at $40,000, calculated based on the average of our high and low stock prices on the date of grant. Amounts in this column represent an award of 4,616 shares of restricted stock that were granted to our non-employee directors on April 25, 2017, the date of the 2017 annual meeting of stockholders, computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718. These awards will vest on April 24, 2018, the date of the Annual Meeting. As of December 31, 2017, the 2017 annual awards were the only unvested stock awards held by our non-employee directors.

(3)	Mr. Vrabely, who serves as both a director and the Company’s President and Chief Executive Officer, does not receive additional compensation for service as a director. See the Summary Compensation Table in this Proxy Statement for his compensation as an executive officer of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2017 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and auditing management’s effectiveness of internal control over financial reporting. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Other than Mr. Matheney, who is a practicing certified public accountant, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The members of the Audit Committee are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

This report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this report be treated as “soliciting material” or specifically incorporates it by reference into a document filed with the SEC.

Submitted by:

The Audit Committee of the Board of Directors of Huttig Building Products, Inc.

J. Keith Matheney — Chairman

James F. Hibberd

Patrick L. Larmon

The preceding report will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such acts.

EXECUTIVE OFFICERS

Huttig’s executive officers as of January 1, 2018 and their respective ages and positions are set forth below:

Name	Age	Position
Jon P. Vrabely	53	President and Chief Executive Officer
Oscar A. Martinez	48	Vice President and Chief Financial Officer
David A. Fishbein	51	Executive Vice President and Chief Marketing Officer
Robert Furio	57	Executive Vice President and Chief Operating Officer
Rebecca L. Kujawa	41	Senior Vice President—Supply Chain Management, General Counsel and Corporate Secretary
Brian D. Robinson	56	Senior Vice President and Chief Information Officer

The principal occupations and employment of our executive officers, including positions held with the Company, during the past five years are set forth below:

Jon P. Vrabely was named President and Chief Executive Officer in 2007. He was also appointed to the Board of Directors in 2007. He served as interim Chief Financial Officer and Secretary of the Company from June 2015 until April 2016, when Mr. Martinez was appointed.

Oscar A. Martinez was named Vice President and Chief Financial Officer in April 2016. Mr. Martinez previously served as Senior Vice President and Chief Financial Officer of Foresight Energy from 2011 to 2015. Mr. Martinez’s employment with the Company was terminated effective January 31, 2018.

David A. Fishbein was named Executive Vice President Chief Marketing Officer effective January 1, 2018. He previously served as an executive at Huttig, Inc., a wholly-owned subsidiary of the Company, beginning in November 2016. Prior to that time, he spent 30 years with PrimeSource Building Products, Inc., where he had several executive management positions, and most recently was co-chief executive officer.

Robert Furio was named Executive Vice President and Chief Operating Officer effective January 1, 2018. He previously served as an executive at Huttig, Inc., a wholly-owned subsidiary of the Company, beginning in November 2016. Prior to that time, he spent 29 years with PrimeSource Building Products, Inc., where he had several executive management positions, and most recently was co-chief executive officer.

Rebecca L. Kujawa was named Vice President, General Counsel and Corporate Secretary in April 2016. Effective January 1, 2018, Ms. Kujawa was named Senior Vice President—Supply Chain Management, General Counsel and Corporate Secretary. She previously served as a consultant to the Company from January 2014 through April 2016. She served in various positions with Peabody Energy Corp. from 2008 to 2012, including Vice President & General Counsel—Asia & Trading.

Brian D. Robinson was named Vice President, Chief Information Officer in 2006. Effective January 1, 2018, Mr. Robinson was named Senior Vice President and Chief Information Officer.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by the Company’s directors, the executive officers named in the Summary Compensation Table and all of the Company’s directors and executive officers as a group, as of February 26, 2018. There were 25,988,578 shares of our common stock outstanding as of February 26, 2018. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the Company’s common stock. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.

	Unrestricted Shares Owned (1)		Shares in 401(k) Plan	Restricted Shares/ Restricted Stock Units	Total Shares Beneficially Owned	Percent of Shares Outstanding
Non-Employee Directors:
Delbert H. Tanner	121,249	(2)	—	54,740	175,989	*
Donald L. Glass	89,749		—	54,740	144,489	*
James F. Hibberd	21,679		—	10,238	31,917	*
Gina G. Hoagland	8,879		—	10,238	19,117	*
Patrick L. Larmon	21,679		—	10,238	31,917	*
J. Keith Matheney	49,749	(3)	—	54,740	104,489	*
Named Executive Officers:
Jon P. Vrabely	784,943		8,937	89,429	883,309	3.4%
Oscar A. Martinez (4)	32,379		—	177,770	210,149	*
Gregory W. Gurley (5)	129,808		2,094	27,461	159,363	*
Brian D. Robinson	324,877		113,878	33,931	472,686	1.8%
Rebecca L. Kujawa	14,425		—	30,487	44,912	*
Directors and executive officers as a group (13 persons) (6)	1,625,045		129,746	826,770	2,581,561	9.9%

*	Represents holdings of less than 1%.
(1)	Includes previously restricted shares, the restrictions on which have lapsed.
(2)	90,500 shares are held in OOT, LLC, a company solely owned by Mr. Tanner.
(3)	Shares are held in a Matheney family trust.
(4)	Mr. Martinez’s employment with the Company terminated effective January 31, 2018.
(5)	Mr. Gurley’s employment with the Company terminated effective December 31, 2017. In accordance with the separation agreement entered into with Mr. Gurley, 27,461 shares of restricted stock will continue to vest during the three-month period from January 1, 2018 to March 31, 2018. All other unvested shares of restricted stock held by Mr. Gurley were forfeited as of December 31, 2017 and are not included in this table.
(6)	The information contained in this portion of the table is based upon information furnished to us by the applicable individuals and from our records.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth the ownership of the Company’s common stock by each person known by the Company to beneficially own more than 5% of the Company’s common stock based on the number of shares of common stock outstanding as of February 26, 2018. There were 25,988,578 shares of our common stock outstanding as of February 26, 2018. Except as indicated in footnotes to this table, the Company believes that the stock holders named in this table have sole voting and dispositive power with respect to all shares of common stock shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
JB Capital Partners LP and Alan Weber 5 Evan Place Armonk, New York 10504	1,774,835	(1)	6.83%

Arnold B. Siemer and Andrew F. Bohutinsky 7795 Walton Parkway Suite 175 New Albany, Ohio 43054	1,503,490	(2)	5.79%

Phillip Hauser and Fritz Hauser Hauser Family AG, Hauser & Friends AG and Hauser Brothers GmbH Wilhelm-Hamm-Strasse 15 77654 Offenburg Germany	1,839,001	(3)	7.08%

Paradigm Capital Management, Inc. Nine Elk Street Albany, New York 12207	2,112,700	(4)	8.13%

(1)	This information is based solely on a Schedule 13D filed jointly by JB Capital Partners LP and Alan Weber with the SEC on December 31, 2012. According to the filing, each member of the filing group has shared voting and dispositive power with respect to all of the shares.
(2)	This information is based solely on a Schedule 13G/A filed jointly by Arnold B. Siemer and Andrew F. Bohutinsky with the SEC on February 12, 2016. According to the filing, each member of the filing group has sole voting and dispositive power with respect to all of the shares. The filing indicates that Mr. Siemer beneficially owns 1,280,000 of the shares and Mr. Bohutinsky beneficially owns 223,490 of the shares (215,000 individually and 8,490 through an individual retirement account), and each member of the group disclaims beneficial ownership of the shares owned by the other member of the group.
(3)	This information is based solely on a Schedule 13G/A filed jointly by Phillip Hauser, Fritz Hauser, Hauser Family AG, Hauser & Friends AG and Hauser Brothers GmbH with the SEC on February 13, 2018. According to the filing: Phillip Hauser and Fritz Hauser each beneficially owns 1,839,001 of the shares and has sole voting and dispositive power with respect to such shares; Hauser Family AG beneficially owns 1,200,001 shares and has sole voting and dispositive power with respect to such shares; Hauser & Friends AG beneficially owns 635,000 shares and has sole voting and dispositive power with respect to such shares; and Hauser Brothers GmbH beneficially owns 4,000 shares and has sole voting and dispositive power with respect to such shares. The address in the table above is for Philip Hauser and Hauser Family AG. The address for Fritz Hauser, Hauser & Friends AG and Hauser Brothers GmbH is Unterer Fauler Pelz 8, 69117 Heidelberg, Germany.
(4)	This information is based solely on a Schedule 13G/A filed by Paradigm Capital Management, Inc. with the SEC on February 9, 2018. According to the filing, Paradigm Capital Management, Inc. has sole voting and dispositive power with respect to all of the shares.

COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee (the “Compensation Committee”) has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and its discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Company’s Proxy Statement on Schedule 14A for the Company’s Annual Meeting for 2018 filed with the SEC.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Huttig Building Products, Inc.

Donald L. Glass — Chairman

Gina G. Hoagland

Patrick L. Larmon

Delbert H. Tanner

The preceding report will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the report by reference, and the report will not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for overseeing the Company’s executive compensation programs. This Compensation Discussion and Analysis describes the key features of our executive compensation program and the Compensation Committee’s approach to designing and implementing 2017 compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for 2017 (the “named executive officers”).

For 2017, the named executive officers were:

Name	Principal Position During 2017
Jon P. Vrabely	President and Chief Executive Officer

Oscar A. Martinez	Vice President, Chief Financial Officer (1)

Gregory W. Gurley	Vice President, Product Management and Marketing (2)

Brian D. Robinson	Vice President, Chief Information Officer (3)

Rebecca L. Kujawa	General Counsel and Corporate Secretary (4)

(1)	Mr. Martinez’s employment with the Company was terminated effective January 31, 2018.
(2)	Mr. Gurley’s employment with the Company was terminated effective December 31, 2017.
(3)	Mr. Robinson was appointed Senior Vice President and Chief Information Officer effective January 1, 2018.
(4)	Ms. Kujawa was appointed Senior Vice President — Supply Chain Management, General Counsel and Corporate Secretary effective January 1, 2018.

Philosophy

The primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to encourage and reward individual and Company performance and increase stockholder value. Accordingly, executive compensation is based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term stockholder value. To this end, a substantial portion of our executives’ compensation is at-risk and subject to the performance of the Company and the executive. The percentage of compensation at risk for each executive increases with position level. We believe this effectively incentivizes senior management, who have the ability to influence the performance of the Company as a whole.

Overview

Executive compensation is generally comprised of the following components:

•	base salary;

•	annual incentive compensation;

•	long-term incentive awards;

•	retirement plans; and

•	perquisites and other personal benefits.

Each of these components represents a portion of each executive officer’s total compensation package, although participation in the Company’s 401(k) retirement plan is at the option of the executive officer. Our policy for allocating between short-term and long-term compensation seeks to ensure adequate base compensation to attract and retain qualified personnel, while providing incentives to maximize long-term value for the Company and its stockholders. We do not maintain a pre-established policy or formula for the allocation between cash and non-cash or short-term and long-term compensation.

Process

On an annual basis, the Compensation Committee reviews and evaluates the performance and leadership of the executive officers and recommends to the independent members of the Board of Directors all compensation actions affecting the Chief Executive Officer. The Compensation Committee also annually reviews with the Chief Executive Officer his evaluation of the performance of the other executive officers.

In setting executive compensation for 2017, the Compensation Committee considered the results of the Company’s “say-on-pay” proposal at the 2017 annual meeting of stockholders, which was approved by approximately 98% of the votes cast by the Company’s stockholders. The Compensation Committee considered this favorable outcome and believed it reflects the stockholders’ general support for the Company’s existing compensation policies and philosophy.

To assist it in its review of executive compensation, the Compensation Committee also periodically engages outside consultants to provide competitive compensation information. The Compensation Committee uses peer-group compensation data in its decision-making process to target elements of the executives’ compensation to be competitive with a peer group.

Base Salaries

Historically, the Company has set executive salaries in order to be competitive with peer-group compensation and has decreased or increased executives’ base salaries to be in line with such peer-group compensation. In the past, the Company has also decreased or increased executives’ base salaries in response to the prevailing economic climate.

The 2017 annual base salary for each named executive officer was as follows:

Name and Current Principal Position	2017 Base Salary
Jon P. Vrabely — President, Chief Executive Officer and Interim Chief Financial Officer	$600,000
Oscar A. Martinez — Former Vice President, Chief Financial Officer	$350,000
Gregory W. Gurley — Former Vice President, Product Management and Marketing	$280,000
Brian D. Robinson — Senior Vice President and Chief Information Officer	$250,000
Rebecca L. Kujawa — Senior Vice President – Supply Chain Management, General Counsel and Corporate Secretary	$250,000

The Company believes that the base salaries of the named executive officers for 2017 were at levels that, considering the current economic environment, were appropriate for executives of a public corporation of the Company’s size and industry.

2017 Annual Incentive Compensation

In 2017, each executive officer was eligible to receive an annual cash bonus under the Company’s 2005 Executive Incentive Compensation Plan, as amended and restated effective April 25, 2017 (the “EIC Plan”). The annual cash bonuses granted under the EIC Plan are designed to link executives’ pay to performance and align their interests with our stockholders by rewarding the executive based on Company performance achievement. For 2017, the Board primarily used an economic value added (“EVA”) measure to determine Company performance, among other factors. EVA is a measurement of the amount by which the Company’s after-tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The Company believes that, as compared to other common performance measures such as return on equity or growth in earnings per share, EVA has a higher correlation with the Company’s overall financial performance and the creation of long-term stockholder value. Although criteria used to determine the total annual incentive compensation is formula driven, the Compensation Committee makes individual awards using its discretion based on review of individual performance.

For 2017, the Compensation Committee established target annual cash bonuses for each of the executive officers based on a percent of their respective base salaries. For 2017, the Compensation Committee established a EVA performance measure based on two components: (1) percentage of absolute EVA generated for 2017 and (2) percentage of improvement in EVA from 2016 to 2017. In evaluating EVA, the Compensation Committee used a weighted average cost of capital of 4.84%. Although participants are still eligible to receive an annual cash bonus payment under the EIC Plan for 2017, a positive bonus pool was not generated for 2017 based on achievement with respect to the EVA performance measure. Consequently, none of the named executive officers received an annual cash bonus payment for 2017.

Long Term Incentive Awards

The Company considers its long term incentive awards program a key employee retention tool and a way to better align the interests of our named executive officers with those of our stockholders. In making decisions regarding the size of long-term incentive awards for executive officers, the Compensation Committee considers factors such as each individual’s performance and responsibilities and Company performance.

Mr. Vrabely’s 2017 long term incentive compensation was determined in accordance with his employment agreement, which provides for a target long term incentive award equal to 100% of his base salary, with 50%

provided as a time-vesting restricted stock award (as shown in the table below) and 50% provided as a cash long-term incentive award (the “Cash LTI”). Additional details on the Cash LTI are provided under “Compensation of Chief Executive Officer” below. The Compensation Committee believes that this balanced approach to long-term incentive compensation for Mr. Vrabely focuses him on achieving key financial goals over multiple years, encourages his retention and aligns his interests with those of our stockholders.

In 2017, each of the named executive officers received grants of restricted stock under the EIC Plan. The Compensation Committee granted a total of 404,793 shares of restricted stock to employees in 2017, including 110,117 shares awarded to the named executive officers. The number of shares of restricted stock granted to the named executive officers in 2017 and 2016 is as follows:

	Restricted Stock Grant
Name	2017 (# Shares)	2016 (# Shares)
Jon P. Vrabely(1)	45,455	65,963
Oscar A. Martinez(2)(3)	26,657	200,000
Gregory W. Gurley(2)(4)	14,928	27,457
Brian D. Robinson(2)	12,795	24,025
Rebecca L. Kujawa(2)	10,282	18,721

(1)	In 2017, in accordance with Mr. Vrabely’s employment agreement, the Board approved a 2017 long term incentive award for Mr. Vrabely with 50% granted as a time-vesting restricted stock award and 50% granted as a Cash LTI. On February 28, 2017, Mr. Vrabely received the time-vesting restricted stock award portion, which consisted of 45,455 shares of restricted stock with a grant date fair value of $300,000. The award vests ratably over three years assuming Mr. Vrabely’s continued employment and vests immediately in the event of his death, permanent disability, or upon termination of employment by the Company without cause (or by Mr. Vrabely for good reason) or a change of control of the Company.
(2)	The Board approved the grant of restricted stock awards to Mr. Martinez, Mr. Gurley, Mr. Robinson, and Ms. Kujawa effective January 20, 2017. The awards vest ratably over three years assuming the executive’s continued employment and vest immediately in the event of the executive’s death, permanent disability, retirement or upon a change of control of the Company.
(3)	Mr. Martinez’s employment with the Company was terminated effective January 31, 2018. Pursuant to the terms of a separation agreement entered into between the Company and Mr. Martinez in connection with his termination of employment, 30,000 shares of unvested restricted stock held by Mr. Martinez as of the date of his termination of employment will continue to vest during the five month period following Mr. Martinez’s termination of employment (from February 1, 2018 to June 30, 2018). All other unvested equity awards held by Mr. Martinez as of the date of his termination of employment were forfeited.
(4)	Mr. Gurley’s employment with the Company was terminated effective December 31, 2017. Pursuant to a separation agreement entered into between the Company and Mr. Gurley in connection with his termination of employment, 27,461 shares of unvested restricted stock held by Mr. Gurley as of the date of his termination of employment will continue to vest during the three month period following Mr. Gurley’s termination of employment (from January 1, 2018 to March 31, 2018) in consideration of certain transition services to be provided by Mr. Gurley during such period. All other unvested equity awards held by Mr. Gurley as of the date of his termination of employment were forfeited.

The Company considered the Company’s increased stock price in granting the number of restricted shares to each of the named executive officers in 2017 and 2016. The Compensation Committee believes that awards of equity compensation provide an appropriate incentive to the executive officers which align their interests with those of the Company’s stockholders.

Retirement Plans

The Company provides retirement benefits to the named executive officers under the terms of its tax-qualified 401(k) defined contribution plan. The Company provides matching contributions to employees who participate in the 401(k) plan. For every pre-tax dollar contributed to the 401(k) plan, the Company makes matching contributions, up to a total of 6% of the employee’s total eligible deferral amount. The named executive officers participate in the plan on substantially the same terms as our other participating employees.

In 2016, as required by Mr. Vrabely’s employment agreement, the Company established an unfunded nonqualified deferred compensation plan (the “DC Plan”) in which only Mr. Vrabely participates. Under the DC Plan, and consistent with the terms of Mr. Vrabely’s employment agreement, the Company makes an annual contribution, with the amount to be determined by the Board in its discretion based on Company and individual performance. No elective deferrals by Mr. Vrabely are permitted. The Company contributions under the DC Plan do not become vested until January 1, 2023, subject to Mr. Vrabely’s continued employment with the Company, or accelerated vesting in the event of his death, permanent disability, termination of employment by the Company without cause or termination of employment by Mr. Vrabely for good reason, or in the event that the DC Plan is terminated by the Company following a change of control. The Compensation Committee believes that these vesting provisions will further encourage Mr. Vrabely’s retention through the vesting date.

For 2017, the Company contributed $350,000 to Mr. Vrabely’s account under the DC Plan. The Compensation Committee considered the Company and individual performance and the recommendation from the Compensation Committee’s compensation consultant when making the 2017 contribution.

During the deferral period, balances in Mr. Vrabely’s account under the DC Plan will be adjusted with deemed investment returns based on Mr. Vrabely’s investment choices, all of which are based on market rates of return. Vested balances are payable from the DC Plan in a lump sum following Mr. Vrabely’s termination of employment or his earlier disability or death. Amounts contributed to the DC Plan will be included as compensation in the Summary Compensation Table in the year of vesting.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Mr. Vrabely receives additional supplemental life and long-term disability insurance with benefits of three times his base salary upon death and providing supplemental income in the event of his disability. Certain named executive officers are provided the use of a leased Company automobile or a car allowance. In certain instances, as determined on a case-by-case basis, the Company provides signing bonuses for new hires and reimbursement for spouse travel in connection with business functions.

Costs of the perquisites and personal benefits described above for the named executive officers that meet the threshold established by applicable SEC rules are included in the Summary Compensation Table below under the “All Other Compensation” column.

Employment and Change in Control Agreements

The Company maintains an employment agreement with Mr. Vrabely which contains certain payments in connection with a termination of employment following a change in control of the Company. While no other named executive officer has an employment agreement, the Company also entered into change in control agreements with the other named executive officers that provide for certain protections in the event of a change in control. The change in control agreements provide benefits only upon an involuntary termination or constructive termination of the officer within three years following a change in control. In addition, the Company’s long term incentive plans and the award agreements under such plans provide that all restrictions on restricted stock lapse in the event of a change in control of the Company, and that all stock options become fully vested and exercisable either immediately upon a change in control or in the event that the employee is terminated following a change in control, depending on the plan. Information regarding payments and benefits that would accrue to the named executive officers under such arrangements is provided under the heading “Potential Payments Upon Termination or Change of Control” below. The Compensation Committee believes that the change in control agreements promote stability and continuity of senior management, represent a market competitive practice and will encourage executives to consider potential transactions that will benefit stockholders even if the transactions could result in the executive’s termination of employment.

Separation Agreements

Mr. Martinez’s employment with the Company was terminated effective January 31, 2018. In connection with Mr. Martinez’s termination of employment and his agreement to provide certain transition services following his termination, the Company and Mr. Martinez entered into a separation agreement pursuant to which, among other things, the Company agreed to pay Mr. Martinez severance equal to $165,110, less applicable withholding, payable in one lump sum. The Company also agreed to allow continued vesting of 30,000 shares of restricted stock held by Mr. Martinez as of his date of termination during such five-month period. All other unvested equity awards held by Mr. Martinez as of his date of termination were forfeited. In consideration of the benefits described above, Mr. Martinez executed a release of claims in favor of the Company and also agreed to restrictive covenants of confidentiality, non-solicitation and non-competition.

Mr. Gurley’s employment with the Company was terminated effective December 31, 2017. In connection with Mr. Gurley’s termination of employment and his agreement to provide certain transition services following his termination, the Company and Mr. Gurley entered into a separation agreement pursuant to which, among other things, the Company agreed to pay Mr. Gurley severance equal to $329,862.52, less applicable withholding, payable in equal installments over the three-month period beginning on January 1, 2018 and ending on March 31, 2018. The Company also agreed to allow continued vesting of shares of restricted stock held by Mr. Gurley as of his date of termination during such three-month period such that 27,461 shares of restricted stock will vest during such three-month period. All other unvested equity awards held by Mr. Gurley as of his date of termination were forfeited. In consideration of the benefits described above, Mr. Gurley executed a release of claims in favor of the Company and also agreed to restrictive covenants of confidentiality, non-solicitation and non-competition.

Compensation of Chief Executive Officer

General

Mr. Vrabely’s compensation is generally determined in accordance with the employment agreement entered into with the Company, which is described further below. The Compensation Committee believes that Mr. Vrabely’s compensation under the employment agreement, while higher than that of our other executive officers, is appropriate after taking into consideration the level of his responsibilities with the Company. The Compensation Committee’s goals in setting Mr. Vrabely’s compensation are consistent with its goals for setting the compensation of our other executive officers generally including providing compensation that is competitive with that of the companies with which we compete for talent, aligning the interests of our executives with those of our stockholders through annual incentive compensation, and promoting retention and alignment with stockholder interests through long term equity incentives.

Term of Employment

Effective January 1, 2007, Jon P. Vrabely was appointed as the Company’s President and Chief Executive Officer. In connection with this appointment, the Company entered into a written employment agreement with

Mr. Vrabely, which has been amended from time to time, including most recently in March 2016. The current term of the agreement expires on December 31, 2018; however, the agreement will automatically extend for an additional year on January 1, 2019 (and each successive January 1) unless either Mr. Vrabely or the Company provides written notice of their intent to terminate at least 90 days prior to such date.

Base Salary

Mr. Vrabely’s employment agreement provides for an initial base salary of $550,000 per year beginning January 1, 2016, which base salary may be increased but not decreased without Mr. Vrabely’s consent. Since the employment agreement was entered into, Mr. Vrabely’s base salary increased to $600,000, which is his current base salary.

Annual Incentive Compensation

Mr. Vrabely’s employment agreement provides that he is to be allocated an annual cash bonus award target opportunity of at least 100% of his base salary. See the section above titled “2017 Annual Incentive Compensation” for more information regarding the 2017 annual cash bonus award for Mr. Vrabely.

Long Term Incentive Compensation

Mr. Vrabely’s employment agreement provides that on an annual basis, he is eligible to receive a long term incentive award with an aggregate target opportunity of at least 100% of his base salary, which award may be cash-based or stock-based and subject to time-vesting or performance-vesting as the Board shall determine in its sole discretion. For 2017, the Board approved a long term incentive award with two components:

•	50% as a time-vesting restricted stock award, and

•	50% as the Cash LTI, which is a cash-based long term performance award with a performance period covering 2017-2019.

See the section above titled “Long Term Incentive Awards” for more information regarding the 2017 restricted stock award for Mr. Vrabely.

For the 2017 Cash LTI, the Compensation Committee set two equally weighted goals with a payout ranging from 0% to 200% of target for each goal to be earned over a three-year performance period (2017-2019). The first goal is based on an increase in adjusted EBITDA as compared against the 2016 baseline results and the second goal is based on a return on invested capital in connection with the Huttig-Grip product line expansion investment.

For each goal, the Compensation Committee set annual “milestone” goals for 2017 and 2018 that could result in a partial payment (one-third of the target) at the end of each of those years. The milestone goals for the 2017 performance measures were not achieved and, as a result, Mr. Vrabely did not receive any 2017 milestone payments.

The following summarizes the 2017 milestone goals and results for the first of the three-year performance period for the 2017 Cash LTI:

Measure	2016 Baseline	2017 Milestone Goal	2017 Result
Adjusted EBITDA	$28.3M	$39.9M ($11.6M growth)	$7.2M

Return on Invested Capital for Huttig-Grip Division	0%	5.4%	0%

With respect to the Cash LTI granted to Mr. Vrabely in 2016, the Compensation Committee set two equally weighted goals with a payout ranging from 0% to 200% of target for each goal to be earned over a three-year performance period (2016-2018). The two goals are based on increases in gross profit and adjusted EBITDA as compared against the 2015 baseline results. The milestone goals for the 2017 performance measures were not achieved, and as a result, Mr. Vrabely did not receive any 2017 milestone payments.

The following summarizes the 2017 milestone goals and results for the second of the three-year performance period for the 2016 Cash LTI:

Measure	2015 Baseline	2017 Milestone Goal	2017 Result
Gross Profit	20.2%	21.8% (160 bps growth from 2015 baseline)	20.7%
Adjusted EBITDA	$18.7M	$30.7M ($12M growth above the 2015 baseline)	$7.2M

Non-Qualified Deferred Compensation Plan

As noted above, for 2017, the Company contributed $350,000 to Mr. Vrabely’s account under the DC Plan. The Compensation Committee considered the Company and individual performance and the recommendation from the Compensation Committee’s compensation consultant when making the 2017 contribution.

Severance/Change of Control

The employment agreement includes certain severance benefits payable in case of Mr. Vrabely’s termination of employment without cause or upon non-renewal of the employment agreement by the Company without cause, in addition to certain protections in case of a termination of employment following a change in control as described above. The Compensation Committee believes that the amount of severance protection provided under the employment agreement represents a standard market practice and helps to encourage Mr. Vrabely’s retention. See below under “—Potential Payments Upon Termination or Change of Control — Change of Control Arrangements” for additional details.

Perquisites and Other Benefits

Mr. Vrabely’s employment agreement states that he is to be provided the use of a Company-provided automobile and is to receive other employee benefits provided by the Company and generally available to executive officers. In addition to receiving the employee benefits available to the other executive officers, Mr. Vrabely receives supplemental life and long-term disability insurance with benefits of three times his base salary upon death and providing supplemental income in the event of disability.

Accounting and Tax Considerations

The Compensation Committee generally considers the financial accounting implications of stock awards and other compensation to the Company’s executive officers in evaluating and establishing the Company’s compensation policies and practices. In addition, Section 162(m) of the Internal Revenue Code, as amended (the “Code”), limits the deductibility of annual compensation paid to certain executive officers to $1 million per employee. The Compensation Committee believes that in establishing incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable should be only one of several factors taken into consideration and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to continue to provide one or more named executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

Summary Compensation Table

Shown below is information concerning the total compensation paid to and compensatory awards received by the named executive officers of the Company during each of the relevant years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Jon P. Vrabely	2017	$600,000	—	$300,000	—	$26,805	$926,805
President and Chief Executive Officer and Former Interim Chief Financial Officer	2016	$547,115	—	$250,000	$766,615	$19,114	$1,582,844
	2015	$400,000	—	$319,000	$760,000	$10,384	$1,489,384

Oscar A. Martinez(4)	2017	$350,000	—	$175,000	—	$2,861	$527,861
Vice President and Chief Financial Officer	2016	$255,769	—	$745,000	$232,721	$5,250	$1,238,740

Gregory W. Gurley(5)	2017	$272,596	—	$98,000	—	$353,038	$723,634
Vice President, Product Managing and Marketing	2016	$251,442	—	$88,000	$138,880	$14,400	$492,722
	2015	$225,000	—	$127,600	$165,512	$14,400	$532,512

Brian D. Robinson	2017	$241,856	—	$84,000	—	$23,175	$349,031
Senior Vice President and Chief Information Officer	2016	$218,971	—	$77,000	$172,138	$14,400	$482,509
	2015	$199,500	—	$111,650	$146,021	$14,400	$471,571

Rebecca L. Kujawa	2017	$236,539	—	$67,500	—	$8,100	$312,139
Senior Vice President-Supply	2016	$146,154	$100,000	$60,001	$157,746	$181,426	$645,327
Chain Management, General Counsel and Corporate Secretary

(1)	Represents the grant date fair value of restricted stock awards computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, based on the average of our high and low stock prices on the date of grant.
(2)	All of the named executive officers participated in the EIC Plan for 2017, 2016 and 2015, as applicable. In January 2017, the Compensation Committee did not approve an annual bonus pool.
(3)	“All Other Compensation” for 2017 includes the following: (i) for Mr. Vrabely, perquisite in the form of a car allowance, supplemental life insurance and long-term disability insurance premium, and 401(k) matching contributions by the Company; (ii) for Mr. Robinson, perquisite in the form of a car allowance and 401(k) matching contributions by the Company; (iii) for Mr. Gurley, perquisite in the form of a car allowance, 401(k) matching contributions by the Company and his severance of $329,862.52, described in footnote (5) below; (iv) for Mr. Martinez, 401(k) matching contributions by the Company; and (v) for Ms. Kujawa, 401(k) matching contributions by the Company. Additionally, for 2017, the company contributed $350,000 to Mr. Vrabely’s account under the DC Plan. Amounts contributed to the DC Plan will be included as compensation in the Summary Compensation Table in the year of vesting. Amounts of “All Other Compensation” for Mr. Martinez and Ms. Kujawa for 2016 are revised to include 401(k) matching contributions by the Company.
(4)	Mr. Martinez’s employment with the Company terminated effective January 31, 2018.
(5)	Mr. Gurley’s employment with the Company terminated effective December 31, 2017. In connection with Mr. Gurley’s termination of employment and his agreement to provide certain transition services following his termination, the Company and Mr. Gurley entered into a separation agreement pursuant to which, among other things, the Company agreed to pay Mr. Gurley severance equal to $329,862.52, less applicable withholding, payable in equal installments over the three-month period beginning on January 1, 2018 and ending on March 31, 2018.

Grants of Plan-Based Awards for 2017

Shown below is information concerning the plan-based awards granted to the named executive officers of the Company during 2017:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards
Name	Plan	Grant Date	Threshold ($ )	Target ($ )	Maximum ($ )	Number of # of Shares of Stock (#)	Grant Date Fair Value ($)
Jon P. Vrabely	Annual Plan (1)		$—	$600,000	$—	—	$—
	2017 Cash LTIP (2)		$240,000	$300,000	$600,000	—	$—
	Restricted Stock (3)	2/28/2017	$—	$—	$—	45,455	$300,000
Oscar A. Martinez (4)	Annual Plan (1)		$—	$262,500	$—	—	$—
	Restricted Stock (3)	1/20/2017	$—	$—	$—	26,657	$175,000
Greg Gurley (5)	Annual Plan (1)		$—	$182,000	$—	—	$—
	Restricted Stock (3)	1/20/2017	$—	$—	$—	14,928	$98,000
Brian Robinson	Annual Plan (1)		$—	$162,500	$—	—	$—
	Restricted Stock (3)	1/20/2017	$—	$—	$—	12,795	$84,000
Rebecca Kujawa	Annual Plan (1)		$—	$162,500	$—	—	$—
	Restricted Stock (3)	1/20/2017	$—	$—	$—	10,282	$67,500

(1)	Executives’ target annual bonuses are based on a percentage of their base salary. Actual bonus amounts paid under the annual incentive plan are based on performance targets set by the Compensation Committee, individual performance, and Company performance. For 2017, annual bonuses were based on an EVA calculation for the Company for 2017 that included two components: (i) a percentage of the absolute EVA generated for 2017 and (ii) a percentage of the improvement in EVA from 2016 to 2017. Additionally, the Compensation Committee reviews the individual performance of the named executive officers and the achievements of the Company for 2017 when determining the annual payouts. For 2017, Company performance did not generate a positive bonus pool. As such, none of the executives received payment with respect to their annual bonus in 2017. See “Compensation Discussion and Analysis — 2017 Annual Incentive Compensation” for more information.
(2)	Mr. Vrabely’s 2017 Cash LTI is based on a three year performance target for increases in adjusted EBITDA and return on invested capital in connection with the Huttig-Grip product line expansion investment, with potential annual partial payouts based on achieving certain milestones for such annual period (one-third of target). Payouts are based on relevant performance results against specified threshold, target and maximum performance levels. The Compensation Committee administers the plan to provide for payouts at a threshold level of performance at 80% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. See “Compensation of the Chief Executive Officer – Long Term Incentive Compensation” for more information.
(3)

Represents shares of restricted stock granted to our named executive officers, based on a percentage of their base salary. The Grant Date Fair Value for each of the awards represents the grant date fair value of restricted stock awards computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, based on the average of the high and low stock prices on the date of grant. These restricted stock awards were granted under the EIC Plan. Shares of restricted stock vest over three years, assuming continued employment, with one-third of the shares of restricted stock vesting on each of the first three anniversaries of the grant date and vest immediately in the event of an executive’s death, permanent disability, retirement, or upon a change of control of the Company. For more information, see “Long Term Incentive Awards”.
(4)	Mr. Martinez’s employment with the Company terminated effective January 31, 2018.
(5)	Mr. Gurley’s employment with the Company terminated effective December 31, 2017.

Stock Vested — 2017

The following table sets forth certain information with respect to shares of restricted stock which vested during the year ended December 31, 2017 for each of the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jon P. Vrabely	88,655	$645,008	(2)
Oscar A. Martinez	40,000	$326,000	(3)
Gregory W. Gurley	35,819	$248,925	(4)
Brian D. Robinson	31,342	$217,812	(5)
Rebecca L. Kujawa	8,037	$55,968	(6)

(1)	Computed by multiplying the number of shares acquired on vesting by the market value of a share of the Company’s common stock on the vesting date.
(2)	Mr. Vrabely’s shares vested as follows: 33,333 on January 27, 2017, on which date the market value of a share of the Company’s common stock was $6.905; 33,333 on January 28, 2017, on which date the market value of a share of the Company’s common stock was $6.98; and 21,989 on March 16, 2017, on which date the market value of a share of the Company’s common stock was $8.285.
(3)	Mr. Martinez’s shares vested as follows: 40,000 on April 4, 2017, on which date the market value of a share of the Company’s common stock was $8.15.
(4)	Mr. Gurley’s shares vested as follows: 13,333 on January 27, 2017, on which date the market value of a share of the Company’s common stock was $6.905; 13,333 on January 28, 2017, on which date the market value of a share of the Company’s common stock was $6.98; and 9,153 on February 3, 2017, on which date the market value of a share of the Company’s common stock was $6.97.
(5)	Mr. Robinson’s shares vested as follows: 11,666 on January 27, 2017, on which date the market value of a share of the Company’s common stock was $6.905; 11,667 on January 28, 2017, on which date the market value of a share of the Company’s common stock was $6.98; and 8,009 on February 3, 2017, on which date the market value of a share of the Company’s common stock was $6.97.
(6)	Ms. Kujawa’s shares vested as follows: 899 on January 27, 2017, on which date the market value of a share of the Company’s common stock was $6.905; 897 on January 28, 2017, on which date the market value of a share of the Company’s common stock was $6.98; and 6,241 on February 3, 2017, on which date the market value of a share of the Company’s common stock was $6.97.

Outstanding Equity Awards at December 31, 2017

The following table sets forth certain information with respect to unvested shares of restricted stock held at December 31, 2017 by each of the named executive officers (there are no outstanding unexercised stock options):

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1)
Jon P. Vrabely(2)	122,762	$816,367
Oscar A. Martinez(3)	186,657	$1,241,269
Gregory W. Gurley(4)	27,461	$182,616
Brian D. Robinson(5)	40,478	$269,179
Rebecca L. Kujawa(6)	23,661	$157,346

(1)	Computed based on the closing price of $6.65 of the Company’s common stock on December 29, 2017, the last trading day of 2017.
(2)	For Mr. Vrabely, 33,333 shares of restricted stock vested on January 27, 2018; 15,152 shares of restricted stock vested on February 28, 2018; and 21,987 shares of restricted stock vested on March 16, 2018. The remained of Mr. Vrabely’s unvested shares of restricted stock vest as follows: 15,151 on February 28, 2019; 15,151 on February 28, 2020; and 21,988 on March 16, 2019.
(3)	As noted above, Mr. Martinez’s employment with the Company was terminated effective January 31, 2018. In accordance with the separation agreement entered into with Mr. Martinez, 30,000 shares of restricted stock will continue to vest during the five-month period from February 1, 2018 to June 30, 2018. All other unvested equity awards held by Mr. Martinez will be forfeited. On January 20, 2018, 8,886 of Mr. Martinez’s unvested restricted shares vested.
(4)	As noted above, Mr. Gurley’s employment with the Company was terminated effective December 31, 2017. In accordance with the separation agreement entered into with Mr. Gurley, 27,461 shares of restricted stock will continue to vest during the three-month period from January 1, 2018 to March 31, 2018. All other unvested shares of restricted stock held by Mr. Gurley were forfeited as of December 31, 2017 and as such are not included in this table.
(5)	On January 20, 2018, 4,265 of Mr. Robinson’s shares of restricted stock vested; on January 27, 2018, 11,667 shares of restricted stock vested; and on February 3, 2018, 8,008 shares of restricted stock vested. The remainder of Mr. Robinson’s unvested shares of restricted stock vest as follows: 4,265 on January 20, 2019; 4,265 on January 20, 2020; and 8,008 on February 3, 2019.
(6)	On January 27, 2018, 899 of Ms. Kujawa’s shares of restricted stock vested; on February 3, 2018, 6,240 shares of restricted stock vested. The remainder of Ms. Kujawa’s unvested shares of restricted stock vest as follows: 3,428 on January 20, 2019; 3,427 on January 20, 2020; 3,427 on January 20, 2021; and 6,240 on February 3, 2019.

Potential Payments Upon Termination or Change of Control

The following disclosure and the accompanying tables describe potential payments or benefits upon termination, change of control or other post-employment scenarios for each of the named executive officers (other than Mr. Gurley) as of December 31, 2017. These tables generally do not include amounts payable pursuant to plans that are available to all salaried employees. The amounts in the tables show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. Other than Mr. Vrabely, there would be no amounts payable or benefits due to enhancements solely in connection with an involuntary termination for cause or a voluntary termination of a non-retirement eligible named executive officer. Accordingly, no amounts are shown for those scenarios. The actual amounts to be paid out in any scenario can only be determined at the time of an executive officer’s actual separation from the Company. With respect to Mr. Gurley, whose employment with the Company terminated on December 31, 2017, this section describes only the severance benefits that were actually provided to him upon his termination of employment.

Mr. Vrabely is our only named executive officer with whom we maintain an employment agreement. Additionally, our other named executive officers participate in change in control agreements. Finally, the restricted stock award agreements under the EIC Plan all provide for accelerated vesting of outstanding awards upon certain terminations. For more information about these agreements, see “Employment and Change in Control Agreements”.

Payments Due to Death or Disability

Pursuant to the terms of the restricted stock awards held by our named executive officers, all unvested shares of restricted stock granted pursuant to such awards will vest in full upon a termination of employment due to death or permanent disability (as defined below).

Additionally, Mr. Vrabely’s employment agreement provides that upon a termination of his employment due to death or permanent disability: (i) he will receive a pro-rated annual bonus, calculated by multiplying the average bonus paid or payable to Mr. Vrabely for the three fiscal years prior to the year of termination (the “Average Bonus”) by a fraction, the numerator of which is the number of days in the then-current fiscal year through the termination date, and the denominator of which is 365; (ii) all time-based LTI awards will become vested; (iii) all performance-based LTI awards will become vested on a pro-rata basis as adjusted based on actual performance through the termination date, with the payment of the awards remaining subject to any applicable performance formula pursuant to the terms of the applicable award; and (iv) accelerated vesting of his account balance under the DC Plan.

The following table shows the amounts each of our named executive officers (other than Mr. Gurley) would have received upon a termination of employment due to death or disability that occurred on December 31, 2017.

Name	Pro-rated Cash Bonus and Cash LTI (1)	Equity Vesting (2)	Cash Severance	DC Plan Vesting (3)	COBRA Premiums	Total
Jon P. Vrabely	$508,872	$816,367	$—	$686,490	$—	$2,011,729
Oscar A. Martinez	$—	$1,241,269	$—	$—	$—	$1,241,269
Brian D. Robinson	$—	$269,179	$—	$—	$—	$269,179
Rebecca L. Kujawa	$—	$157,346	$—	$—	$—	$157,346

(1)	Represents the sum of Mr. Vrabely’s (a) pro-rated outstanding performance-based LTI awards, based on actual performance as of the date of termination, which would have been equal to $0; and (b) pro-rated Average Bonus, which would have been equal to $508,872.
(2)	Based on the closing price of a share of the Company’s common stock on December 29, 2017 (the last trading day of 2017), of $6.65.
(3)	Mr. Vrabely is the only participant in the DC Plan.

Payments Upon Termination of Mr. Vrabely’s Employment Not in Connection With a Change in Control

Mr. Vrabely’s employment agreement is the only agreement that the Company has with any of its named executive officers that provides for severance payments following a termination of employment, other than due to death or disability, that is not in connection with a change in control. Pursuant to the terms of his employment agreement, Mr. Vrabely would be entitled to severance benefits as a result of the following terminations of employment not in connection with a change in control:

•	For any termination of employment, all performance-based LTI awards will be pro-rated based on actual performance through the termination date, with the payment of such awards remaining subject to any applicable performance formula pursuant to the terms of the applicable award.

•	In the case of a termination of employment by the Company without “Cause” (as defined below), including a decision of the Company to not renew the term of the employment agreement other than for Cause, Mr. Vrabely would receive (i) all benefits listed above for him under “Payments Due to Death or Disability” (except for the pro-rated annual bonus, which is an amount equal to a pro-rated annual bonus based on the Company’s actual performance through the termination date, subject to any applicable performance formula for the year of termination for purposes of Section 162(m) of the Code), (ii) a cash severance payment equal to two times the sum of his base salary plus Average Bonus (payable in periodic installments over 24 months), and (iii) two years of COBRA premiums based on the terms of Company’s group health plan and the executive’s coverage under such plan.

Payment of severance benefits upon a termination of Mr. Vrabely’s in the situations listed above are conditioned on his signing a release of all claims against the Company. Additionally, the Mr. Vrabely’s employment agreement includes certain post-employment covenants, including a covenant not to compete for one year following termination.

The following table provides the amounts Mr. Vrabely would have received under these provisions in the case of termination of employment as of December 31, 2017:

Termination Reason	Prorated Cash LTI (1)	Prorated Bonus (2)	Equity Vesting (3)	DC Plan Vesting (4)	Cash Severance (5)	COBRA Premiums (6)	Total
Termination without Cause / Non- Renewal by Company	$—	$—	$816,367	$686,490	$2,217,743	$39,429	$3,760,029
All Other	$—	$—	$—	$—	$—	$—	$—

(1)	The amount in this column represents the pro-rated outstanding performance-based LTI awards, based on actual performance as of December 31, 2017.
(2)	The amount in this column represents a pro-rated annual bonus, calculated based on the Company’s actual performance through the termination date, subject to any applicable performance formula for the year of termination for purposes of Section 162(m) of the Code.
(3)	Based on the closing price of a share of the Company’s common stock on December 29, 2017 (the last trading day of 2017) of $6.65.
(4)	Amounts in this column are based on the unvested balance in the DC Plan as of December 31, 2017.
(5)	The amount in this column equals two times the sum of Mr. Vrabely’s current base salary and the Average Bonus for fiscal years 2015, 2016, and 2017.
(6)	As described above, the amount in this column equals two years of estimated COBRA premiums based on the terms of Company’s group health plan and executive’s coverage under such plan.

Payments Due in Connection with a Change in Control

Mr. Vrabely’s employment agreement includes provisions for severance and other benefits if his employment is terminated within three years after a change in control (and before the executive’s “normal retirement date” under the Company’s 401(k) plan) of the Company (or if the termination of employment occurs before the change in control at the request of the buyer or otherwise in connection with the change in control). The other named executive officers have change in control agreements with the Company that provide similar severance and other benefits in case of a qualifying termination within three years after a change in control (and before the executive’s “normal retirement date” under the Company’s 401(k) plan). In addition, under the EIC Plan and applicable award agreements, outstanding equity awards vest in full upon a change in control (without regard to termination of employment).

Under these agreements, in case of termination of employment due to death or disability within the applicable change in control protected period, Mr. Vrabely will receive the same benefits as described above under his employment agreement for termination due to death or disability before a change in control, and the other named executive officers will be entitled to a pro-rated bonus based on the Average Bonus.

Under these agreements, in case of termination of employment by the Company without “Cause” or by the executive for “Good Reason” within the applicable change in control protected period, the executive will receive:

•	A pro-rated annual bonus based on the greater of the Average Bonus or the bonus paid for the last fiscal year;

•	Cash severance equal to a multiple times the sum of base salary and the Average Bonus — for Mr. Vrabely, the multiple is three, and for the other named executive officers, the multiple is two;

•	COBRA premiums for a period of years based on the terms of the Company’s group health plan and the executives’ coverage under such plan as of termination — for Mr. Vrabely, three years’ of premiums, and for the other named executive officers, two years’ of premiums; and

•	For Mr. Vrabely, pro-rated vesting of his Cash LTI, full vesting of any outstanding equity awards, full vesting of his DC Plan balance and outplacement services with a value up to $25,000.

These payments are conditioned on the named executive officers signing a release of all claims against the Company. Payments are generally made in a lump sum shortly following termination of employment.

There are no excise tax gross-ups provided under these agreements. Instead, if the Company’s tax counsel determines that any economic benefit or payment or distribution by the Company to the employee pursuant to the agreement is subject to the excise tax imposed by Section 4999 of the Code, the Company will reduce the aggregate payments due to the employee under the agreement and any other agreement, plan or program of the Company to an amount that is one dollar less than the maximum amount allowable without becoming subject to the excise tax.

The change in control agreements and Mr. Vrabely’s employment agreement prohibit the officer from engaging in certain conduct during the term of employment and for one year following termination from employment with the Company: (1) engaging in any business that is competitive with the Company, (2) soliciting for employment any current employee of the Company or any individual who had been employed by the Company in the one year prior thereto, (3) soliciting the business of the Company or doing business with any actual or prospective customer or supplier of the Company, and (4) taking any action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company. The change of control agreements and Mr. Vrabely’s employment agreement also prohibit the officer from disclosing any confidential information of the Company at any time.

Had a change in control occurred on December 31, 2017, the value of the equity awards that would have vested upon that event (based on the closing price of Company common stock of $6.65 per share on December 29, 2017) are as follows: Mr. Vrabely, $816,367; Mr. Martinez, $1,241,269; Mr. Robinson, $269,179; and Ms. Kujawa, $157,346.

The following table shows the amount of severance and other benefits that the named executive officers (other than Mr. Gurley) would have received under the agreements described above if the executives had experienced a qualifying termination of employment on December 31, 2017 within the applicable change in control protected period:

Termination Without Cause or for Good Reason During a Protected Period

Name	Prorated Bonus & Cash LTI (1)	Cash Severance (2)	COBRA Premiums / Outplacement (3)	Equity Vesting (4)	DC Plan Vesting (5)	Total
Jon P. Vrabely	$508,872	$3,326,615	$84,143	$816,367	$686,490	$5,422,487
Oscar Martinez	$116,361	$932,721	$22,046	$1,241,269	$—	$2,312,397
Brian Robinson	$106,053	$712,106	$22,046	$269,179	$—	$1,109,384
Rebecca Kujawa	$128,873	$757,746	$22,046	$157,346	$—	$1,066,011

(1)	For Mr. Vrabely, the amount in this column represents the sum of his (a) pro-rated outstanding performance-based LTI awards, based on actual performance as of the date of termination, which would have been equal to $0; and (b) the greater of the Average Bonus or the bonus payable for the most recently completed fiscal year, which would have been equal to $508,872. For the other named executive officers, the amounts in this column represent the greater of the Average Bonus or the bonus paid for the most recently completed fiscal year.
(2)	The amounts in this column reflect the sum of the executive’s base salary and the Average Bonus for fiscal years ending 2015, 2016 and 2017 times the applicable multiple (three for Mr. Vrabely and two for the other named executive officers).
(3)	The amounts in this column are based on three years of COBRA premiums for Mr. Vrabely and two years of COBRA premiums for the other named executive officers, based on the terms of Company’s group health plan and the applicable executive’s coverage under such plan. For Mr. Vrabely, this column also includes $25,000 in outplacement services.
(4)	Based on the closing price of a share of the Company’s common stock on December 29, 2017 (the last trading day of 2017), of $6.65.
(5)	Amounts in this column are based on the unvested balance in the DC Plan as of December 31, 2017. Mr. Vrabely is the only participant in the DC Plan.

Mr. Gurley’s Separation Agreement

Mr. Gurley’s employment with the Company was terminated effective December 31, 2017. In connection with Mr. Gurley’s termination of employment and his agreement to provide certain transition services following his termination, the Company and Mr. Gurley entered into a separation agreement pursuant to which, among other things, the Company agreed to pay Mr. Gurley severance equal to $329,862.52, less applicable withholding, payable in equal installments over the three-month period beginning on January 1, 2018 and ending on March 31, 2018. The Company also agreed to allow continued vesting of shares of restricted stock held by Mr. Gurley as of his date of termination during such three-month period such that 27,461 shares of restricted stock will vest during such three-month period. All other unvested equity awards held by Mr. Gurley as of his date of termination were forfeited. In consideration of the benefits described above, Mr. Gurley executed a release of claims in favor of the Company and also agreed to restrictive covenants of confidentiality, non-solicitation and non-compete, which restrictive covenants will lapse on March 31, 2019.

Applicable Definitions

The change in control agreements, Mr. Vrabely’s employment agreement, and the Company’s EIC Plan define a “change in control” to mean the first to occur of any of the following events:

•	the start of a tender offer or exchange for all or part of the Company’s outstanding shares or any shares convertible into such shares;

•	acquisition by a person of 20% of the Company’s outstanding shares;

•	consummation of a merger or other business combination that results in the Company’s stockholders immediately before the transaction owning less than 50% of the common stock after the transaction;

•	sale, lease, exchange of substantially all the assets of the Company,

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company, or

•	a change in the majority of the members of the Company’s Board that is not supported by the incumbent Board.

The change of control agreements and Mr. Vrabely’s employment agreement define “cause” to mean, generally:

•	personal dishonesty or breach of fiduciary duty involving personal profit at the expense of the Company;

•	repeated, deliberate violations of the employee’s duties;

•	commission of a criminal act related to the performance of the employee’s duties;

•	furnishing of proprietary confidential information about the Company to a competitor;

•	intoxication by alcohol or drugs during work hours; or

•	conviction of a felony; or

•	breach of any material Company policy or material term of this Agreement or any other agreement by and between the Executive and the Company that is not cured within 30 days of receipt of written notice.

The change of control agreements define “good reason” to mean, generally:

•	diminution in the employee’s position, authority, duties or responsibilities;

•	failure of the Company to provide the employee with compensation and benefits as described in the agreement;

•	requiring the employee to be based at any office or location more than 35 miles from the location at which the employee was based previously; or

•	any purported termination by the Company of the employee’s employment except as expressly permitted by the agreement.

Mr. Vrabely’s employment agreement defines “good reason” as follows:

•	Mr. Vrabely’s salary is reduced or he fails to receive an increase in salary or participate in annual awards on the same basis as other key employees of the Company and its subsidiaries;

•	The Company fails to offer to Mr. Vrabely incentive plans or programs, perquisites or secretarial assistance as offered to other key employees of the Company and its subsidiaries;

•	Any action by the Company which results in a diminution in such position, authority, duties or responsibilities of Mr. Vrabely;

•	The Company requires Mr. Vrabely to perform his services at a location more than thirty-five (35) miles from the current headquarters, except for travel reasonably required in the performance of Vrabely’s responsibilities; or

•	Any purported termination by the Company of Vrabely’s employment otherwise than as expressly permitted by this Agreement.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the total annual compensation of Mr. Vrabely, our Chief Executive Officer (CEO).

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $47,091 and

•	The annual total compensation of our CEO was $926,805.

•	Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was reasonably estimated to be 20 to 1 (the “CEO Pay Ratio”).

To calculate the CEO Pay Ratio, we took the following steps:

•	We determined that, as of December 31, 2017, our employee population consisted of approximately 1,300 individuals. This population consisted of our full-time and part-time employees. We selected December 31, 2017 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.

•	We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses, company contributions under our 401(k) plan, and the grant date fair value of equity awards. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2017 that were included in the employee population, we calculated these compensation elements on an annualized basis.

•	After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $47,091.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of greater than 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, for 2017, except that Brian D. Robinson filed one Form 4 that was one day late with respect to one transaction consisting of the sale of 3,000 shares of the Company’s common stock held by his son. He disclaimed beneficial ownership of these shares in this filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Audit Committee charter requires that the Audit Committee, which is comprised entirely of independent directors, review all related party transactions and potential conflict of interest situations involving members of the Board of Directors or senior management. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and the related party has a direct or indirect interest. Since January 1, 2017, the beginning of the Company’s last fiscal year, the Company has not had any related party transactions involving an amount in excess of $120,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Messrs. Glass, Larmon and Tanner and Ms. Hoagland. No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Board of Directors is an executive officer.

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table sets forth the aggregate fees billed for the years ended December 31, 2017 and 2016 by KPMG LLP, the Company’s principal accounting firm during those years.

	2017	2016
Audit Fees(1)	$551,444	$458,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$551,444	$458,500

(1)	Audit fees consist of fees for the following services: (a) the audit of the Company’s annual financial statements, and (b) reviews of the Company’s quarterly financial statements.

The Audit Committee has adopted a policy under which the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee pre-approves all services to be provided by the independent auditors. The Audit Committee pre-approves the annual audit engagement terms and fees at the beginning of the year and pre-approves, if necessary, any changes in terms or fees resulting from changes in audit scope, Company structure or other matters. For services other than the annual audit engagement, if pre-approval by the full Audit Committee at a regularly scheduled meeting is not practical due to time limitations or otherwise, the Chairman of the Audit Committee may pre-approve such services and shall report any such pre-approval decision to the Audit Committee at the next regularly scheduled meeting.

ITEM 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as described in this Proxy Statement. While this vote is advisory, and not binding on the Company, it will provide information to us regarding stockholder sentiment about our core principles and objectives, which we will be able to consider when determining executive compensation in the future. Last year, approximately 98% of the votes cast in our advisory vote approved the compensation of our named executive officers.

Stockholders should review the Compensation Discussion and Analysis set forth in this Proxy Statement, compensation tables, and related narratives appearing in this Proxy Statement for more information regarding the compensation of our named executive officers. As described in those sections, the primary objective of our executive compensation program is to attract and retain qualified employees. Our compensation program is designed to reward the named executive officers for individual performance, Company performance and increases in stockholder value. Accordingly, executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term stockholder value. The Compensation Committee regularly reviews our executive compensation program to assure that it continues to meet these overall objectives.

We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board of Directors unanimously recommends a vote “FOR” the following resolution:

RESOLVED, that the compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Vote Required

Assuming a quorum is present at the Annual Meeting, this proposal will be approved if it receives the affirmative vote of a majority of votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 3 — RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2017. A representative of KPMG LLP will be present, in person or via telephone, at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2018. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Vote Required

Assuming a quorum is present at the Annual Meeting, this proposal will be approved if it receives the affirmative vote of a majority of votes cast by holders of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

MISCELLANEOUS

Solicitation of Proxies

This solicitation of proxies for use at the Annual Meeting is being made by the Company, and the Company will bear all of the costs of the solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock of the Company held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Next Annual Meeting; Stockholder Proposals

The Company’s bylaws provide that the annual meeting of stockholders of the Company will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of stockholders intended to be presented at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting on or before November 16, 2018. In addition, the Company’s bylaws provide that if stockholders intend to nominate directors or present proposals at the 2019 Annual Meeting other than through inclusion of such proposals in the Company’s proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than January 24, 2019 and no later than February 24, 2019. If the Company does not receive notice by that date, then such proposals may not be presented at the 2019 Annual Meeting.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

6:00 a.m., Central Daylight Time, on April 24, 2018.

Vote by Internet • Go to www.envisionreports.com/HBP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors for a three-year term expiring at the 2021 Annual Meeting of Stockholders:								+
		For	Withhold				For	Withhold
	01 -Donald L. Glass	☐	☐	02 -Delbert H. Tanner			☐	☐
				For	Against	Abstain			For	Against	Abstain
2.	To approve, by a non-binding advisory vote, the compensation paid to the Company’s named executive officers.			☐	☐	☐	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huttig Building Products, Inc.

Annual Meeting of Stockholders to Be Held on April 24, 2018

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint and constitute Jon P. Vrabely and James T. Murphy, and each of them, to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 26, 2018 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held at the “Westwood” conference room of the St. Louis Marriott West, located at 660 Maryville Centre Drive, St. Louis, MO 63141 on Tuesday, April 24, 2018 at 8 a.m., local time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or the Internet as instructed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees for election as a director listed in proposal 1, FOR proposal 2, and FOR proposal 3.

(Continued, and to be signed, on the reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors for a three-year term expiring at the 2021 Annual Meeting of Stockholders:								+
		For	Withhold				For	Withhold
	01 -Donald L. Glass	☐	☐	02 -Delbert H. Tanner			☐	☐
				For	Against	Abstain			For	Against	Abstain
2.	To approve, by a non-binding advisory vote, the compensation paid to the Company’s named executive officers.			☐	☐	☐	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huttig Building Products, Inc.

Annual Meeting of Stockholders to Be Held on April 24, 2018

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint and constitute Jon P. Vrabely and James T. Murphy, and each of them, to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendation, all shares of Huttig Building Products, Inc. held of record by the undersigned at the close of business on February 26, 2018 at the Annual Meeting of Stockholders of Huttig Building Products, Inc. to be held at the “Westwood” conference room of the St. Louis Marriott West, located at 660 Maryville Centre Drive, St. Louis, MO 63141 on Tuesday, April 24, 2018 at 8 a.m., local time, or at any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees for election as a director listed in proposal 1, FOR proposal 2, and FOR proposal 3.

(Continued, and to be signed, on the reverse side.)